Exhibit 99.1

The New York Times Company Reports 2014 Second-Quarter Results

NEW YORK--(BUSINESS WIRE)--July 29, 2014--The New York Times Company (NYSE: NYT) announced today second-quarter 2014 diluted earnings per share from continuing operations of $.06 compared with $.11 in the same period of 2013. Adjusted diluted earnings per share from continuing operations (defined below) were $.07 in the second quarter of 2014 compared with $.13 in the second quarter of 2013.

The Company had an operating profit of $16.5 million in the second quarter of 2014 compared with $46.2 million in the same period of 2013, with the decline mainly resulting from investment spending associated with the Company’s strategic initiatives. Adjusted operating profit (defined below) was $55.7 million in the second quarter of 2014 compared with $70.7 million in the second quarter of 2013.

“We saw continued growth in digital advertising and circulation revenues during the quarter,” said Mark Thompson, president and chief executive officer, “but know that we still have more work to do to transform our business and deliver long-term sustainable revenue growth for the Company. We grew our digital subscriber total by 32,000 in the quarter, 39 percent more additions than in the same quarter of 2013, with our newly released products – including NYT Now, NYT Opinion and Times Premier – contributing the majority of that total. We’re encouraged by the reaction of users to the products, especially the high consumer satisfaction levels we’re seeing with the NYT Now app. But, while we expected the portfolio to take time to build, we want to accelerate the rate of growth in subscription sales, so over the coming months, we will refine some of the offers and the way we market the portfolio to accomplish this.

“We also know that long-term digital revenue growth depends on the reach and depth of engagement of our digital audience. This was one of the key recommendations of our recently completed Innovation Report on the future of Times journalism. We plan to implement the recommendations of the report across the Company and believe that we can significantly grow our digital audience, which in turn will contribute to improved digital subscription and advertising monetization.

“We are very pleased to have delivered a second consecutive quarter of positive growth in our digital advertising revenue, which increased more than 3 percent in the quarter, ending the first half of the year on a solid note for this important long-term growth driver of our business. We are particularly encouraged by the growing success of Paid Posts, our native advertising solution, which we launched in January.”

Comparisons
Unless otherwise noted, all comparisons are for the second quarter of 2014 to the second quarter of 2013. The results of the New England Media Group (NEMG), which was sold at the beginning of the fourth quarter of 2013, are reported within discontinued operations in 2013 and 2014.

This release presents certain non-GAAP financial measures, including diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, non-operating retirement costs and special items (or adjusted operating profit); and operating costs before depreciation, amortization, severance and non-operating retirement costs (or adjusted operating costs). The exhibits include a discussion of management’s reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures, as well as an explanation of non-operating retirement costs.

Second-quarter 2014 results included the following special items:

  A $9.5 million ($5.7 million after tax or $.03 per share) pension settlement charge in connection with a one-time lump sum payment offer to certain former employees.
  A $9.5 million ($.06 per share) income tax benefit primarily due to a reduction in the Company’s reserve for uncertain tax positions.

There were no special items in the second quarter of 2013.

The Company had severance costs of $2.2 million ($1.3 million after tax or $.01 per share) and $2.9 million ($1.7 million after tax or $.01 per share) in the second quarters of 2014 and 2013, respectively.

Results from Continuing Operations

Revenues
Total revenues decreased 0.6 percent to $388.7 million from $391.0 million. Circulation revenues increased 1.4 percent and other revenues increased 7.7 percent, while advertising revenues declined 4.1 percent.

Circulation revenues rose as revenues from the Company’s new and existing digital subscription initiatives and this year’s increase in home-delivery prices at The New York Times more than offset a decline in print copies sold. Circulation revenues from the Company’s digital-only subscription products, e-readers and replica editions were $41.7 million in the second quarter of 2014 and $82.0 million in the first half of 2014, each up 13.5 percent versus the same periods in 2013.

Paid subscribers to the Company’s digital-only subscription products, e-readers and replica editions totaled approximately 831,000 as of the end of the second quarter of 2014, an increase of 32,000 subscribers compared with the end of the first quarter and an increase of 19 percent compared with the end of the second quarter of 2013. This quarter, for the first time, the total digital-only count also includes paid subscribers to the Company’s newest digital products: NYT Now, Times Premier and NYT Opinion.

Print advertising revenue decreased 6.6 percent while digital advertising revenue increased 3.4 percent. Digital advertising revenue increased to $41.5 million from $40.1 million in the second quarter, and increased to $79.3 million from $77.1 million in the first half of the year.

Operating Costs
Operating costs increased 5.2 percent to $362.7 million from $344.7 million. Costs rose mainly due to higher compensation and benefits expenses and marketing costs associated with the strategic initiatives as well as higher retirement costs, partially offset by efficiencies in customer care and print distribution. Adjusted operating costs increased 4.0 percent to $333.0 million from $320.3 million.

Raw materials costs decreased to $21.6 million from $22.1 million due to newsprint price declines.

Other Data

Interest Expense, net
Interest expense, net decreased to $13.2 million from $14.6 million due to a lower level of debt outstanding as a result of debt repurchases made in 2013 and higher interest income.

Income Taxes
The Company had an income tax benefit of $5.7 million in the second quarter of 2014 and income tax expense of $13.8 million in the second quarter of 2013. The income tax benefit in the second quarter of 2014 was primarily due to a reduction in the Company’s reserve for uncertain tax positions.

Liquidity
As of June 29, 2014, the Company had cash and marketable securities of approximately $972 million (excluding restricted cash of approximately $29 million primarily to collateralize certain workers’ compensation obligations). Total debt and capital lease obligations were approximately $686 million.

Capital Expenditures
Capital expenditures totaled approximately $7 million in the second quarter of 2014 and approximately $13 million in the first six months of 2014.

Outlook
In the third quarter of 2014, total circulation revenues are expected to be flat compared with the third quarter of 2013.

Total advertising revenues in the third quarter of 2014 are expected to decrease in the mid-single digits compared with the third quarter of 2013.

Operating costs and adjusted operating costs are each expected to increase in the low- to mid-single digits in the third quarter of 2014 compared with the third quarter of 2013.

In addition, the Company expects the following on a pre-tax basis in 2014:

  Results from joint ventures: loss of $1 to $3 million,
  Depreciation and amortization: $75 to $80 million,
  Interest expense, net: $53 to $57 million, and
  Capital expenditures: $40 to $50 million.

Conference Call Information
The Company’s second-quarter 2014 earnings conference call will be held on Tuesday, July 29 at 10:00 a.m. E.T. To access the call, dial 877-201-0168 (in the U.S.) or 647-788-4901 (international callers). The passcode is 68191877. Participants should dial in to the conference call approximately 10 minutes before the start time. Online listeners can link to the live webcast at investors.nytco.com.

An archive of the webcast will be available beginning about two hours after the call at investors.nytco.com. The archive will be available for approximately three months. An audio replay will be available at 855-859-2056 (in the U.S.) and 404-537-3406 (international callers) beginning approximately two hours after the call until 11:59 p.m. E.T. on Monday, August 4. The passcode is 68191877.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include changes in the business and competitive environment in which the Company operates, the impact of national and local conditions and developments in technology, each of which could influence the levels (rate and volume) of the Company’s circulation and advertising, the growth of its digital businesses and the implementation of its strategic initiatives. The Company’s actual results could also be impacted by the other risks detailed from time to time in its publicly filed documents, including its Annual Report on Form 10-K for the year ended December 29, 2013. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The New York Times Company is a global media organization dedicated to enhancing society by creating, collecting and distributing high-quality news and information. The Company includes The New York Times, International New York Times, NYTimes.com, INYT.com and related properties. It is known globally for excellence in its journalism, and innovation in its print and digital storytelling and its business model. Follow news about the company at @NYTimesComm or investor news at @NYT_IR.

Exhibits:	Condensed Consolidated Statements of Operations
Footnotes
Reconciliation of Non-GAAP Information

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)

	Second Quarter			Six Months
	2014	2013	% Change	2014	2013	% Change
Revenues
Circulation	$209,815	$206,965	1.4%	$419,538	$412,447	1.7%
Advertising(a)	156,348	163,039	-4.1%	315,075	316,577	-0.5%
Other(b)	22,556	20,953	7.7%	44,514	42,608	4.5%
Total revenues	388,719	390,957	-0.6%	779,127	771,632	1.0%
Operating costs
Production costs	157,944	153,069	3.2%	316,927	309,803	2.3%
Selling, general and administrative costs	185,584	172,914	7.3%	372,308	349,786	6.4%
Depreciation and amortization	19,169	18,750	2.2%	39,261	37,688	4.2%
Total operating costs	362,697	344,733	5.2%	728,496	697,277	4.5%
Early termination charge(c)	-	-	N/A	2,550	-	N/A
Pension settlement charge(d)	9,525	-	N/A	9,525	-	N/A
Operating profit	16,497	46,224	-64.3%	38,556	74,355	-48.1%
Income/(loss) from joint ventures	25	(405)	*	(2,122)	(3,275)	-35.2%
Interest expense, net	13,205	14,644	-9.8%	26,506	28,715	-7.7%
Income from continuing operations before income taxes	3,317	31,175	-89.4%	9,928	42,365	-76.6%
Income tax (benefit)/expense (e)	(5,743)	13,813	*	(1,979)	18,895	*
Income from continuing operations	9,060	17,362	-47.8%	11,907	23,470	-49.3%
Income/(loss) from discontinued operations, net of income taxes(f)	-	2,775	*	(994)	(10)	*
Net income	9,060	20,137	-55.0%	10,913	23,460	-53.5%
Net loss/(income) attributable to the noncontrolling interest	128	(6)	*	18	243	-92.6%
Net income attributable to The New York Times Company common stockholders	$9,188	$20,131	-54.4%	$10,931	$23,703	-53.9%

Amounts attributable to The New York Times Company common stockholders:
Income from continuing operations	$9,188	$17,356	-47.1%	$11,925	$23,713	-49.7%
Income/(loss) from discontinued operations, net of income taxes	-	2,775	*	(994)	(10)	*
Net income	$9,188	$20,131	-54.4%	$10,931	$23,703	-53.9%

Average number of common shares outstanding:
Basic	150,796	148,797	1.3%	150,683	148,754	1.3%
Diluted	161,868	156,511	3.4%	161,962	156,101	3.8%

Basic earnings/(loss) per share attributable to The New York Times Company common stockholders:
Income from continuing operations	$0.06	$0.12	-50.0%	$0.08	$0.16	-50.0%
Income/(loss) from discontinued operations, net of income taxes	-	0.02	*	(0.01)	-	N/A
Net income	$0.06	$0.14	-57.1%	$0.07	$0.16	-56.3%

Diluted earnings/(loss) per share attributable to The New York Times Company common stockholders:
Income from continuing operations	$0.06	$0.11	-45.5%	$0.07	$0.15	-53.3%
Income/(loss) from discontinued operations, net of income taxes	-	0.02	*	(0.01)	-	N/A
Net income	$0.06	$0.13	-53.8%	$0.06	$0.15	-60.0%
Dividends declared per share	$0.04	$-	N/A	$0.08	$-	N/A

* Represents an increase or decrease in excess of 100%.
See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Dollars in thousands)

(a)	The following table summarizes the second quarter of 2014 advertising revenues by category:
		2014
		Second Quarter	% Change vs. 2013	Six Months	% Change vs. 2013
	National	$120,675	-6.5%	$246,295	-1.1%
	Retail	20,276	8.0%	39,358	5.2%
	Classified	15,397	1.2%	29,422	-2.4%
	Total advertising	$156,348	-4.1%	$315,075	-0.5%

(b)	Other revenues consist primarily of revenues from news services/syndication, digital archives, rental income and conferences/events.
(c)	In the first quarter of 2014, the Company recorded a $2.6 million charge for the early termination of a distribution agreement.
(d)	In the second quarter of 2014, the Company recorded a $9.5 million pension settlement charge in connection with a one-time lump sum payment offer to certain former employees.
(e)	In the second quarter of 2014, the Company recorded a $9.5 million income tax benefit primarily due to a reduction in the reserve for uncertain tax positions.
(f)	In the fourth quarter of 2013, the Company completed the sale of NEMG – consisting of The Boston Globe, BostonGlobe.com, Boston.com, Worcester Telegram & Gazette, Telegram.com and related properties – and its 49% interest in Metro Boston. The results of NEMG have been classified as discontinued operations for all periods presented.
	The following tables summarize the 2014 and 2013 results of operations presented as discontinued operations for NEMG:

		Second Quarter		Six Months
		2014	2013	2014	2013
	Revenues	$-	$94,406	$-	$179,664
	Total operating costs	-	87,199	-	176,924
	Loss from joint ventures	-	(54)	-	(124)
	Interest expense, net	-	2	-	5
	Pre-tax income	-	7,151	-	2,611
	Income tax expense	-	4,376	-	2,621
	Income/(loss) from discontinued operations, net of income taxes	-	2,775	-	(10)
	(Loss)/gain on sale, net of income taxes:
	Loss on sale	-	-	(1,559)	-
	Income tax benefit	-	-	(565)	-
	Loss on sale, net of income taxes	-	-	(994)	-
	Income/(loss) from discontinued operations, net of income taxes	$-	$2,775	$(994)	$(10)

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

In this release, the Company has referred to non-GAAP financial information with respect to diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, non-operating retirement costs and special items (or adjusted operating profit); and operating costs before depreciation, amortization, severance and non-operating retirement costs (or adjusted operating costs). The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted earnings/(loss) per share from continuing operations, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.
Adjusted diluted earnings per share provides useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Adjusted operating profit is useful in evaluating the ongoing performance of the Company’s business as it excludes the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance and non-operating retirement costs. Total operating costs excluding these items provide investors with helpful supplemental information on the Company’s underlying operating costs that is used by management in its financial and operational decision-making.
Non-operating retirement costs include interest cost, expected return on plan assets and amortization of actuarial gains and loss components of pension expense; interest cost and amortization of actuarial gains and loss components of retiree medical expense; and all expenses associated with multiemployer pension plan withdrawal obligations. These non-operating retirement costs are primarily tied to financial market performance and changes in market interest rates and investment performance. Non-operating retirement costs do not include service costs and amortization of prior service costs for pension and retiree medical benefits, which management believes reflect the ongoing service-related costs of providing pension and retiree medical benefits to its employees. Management considers non-operating retirement costs to be outside the performance of the business and believes that presenting operating results excluding non-operating retirement costs, in addition to the Company’s GAAP operating results, provides increased transparency and a better understanding of the underlying trends in the Company’s operating business performance.
Reconciliations of these non-GAAP financial measures from, respectively, diluted earnings per share from continuing operations, operating profit and operating costs, the most directly comparable GAAP items, as well as details on the components of non-operating retirement costs, are set out in the tables below.

Reconciliation of diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations)

	Second Quarter			Six Months
	2014	2013	% Change	2014	2013	% Change
Diluted earnings per share from continuing operations	$0.06	$0.11	-45.5%	$0.07	$0.15	-53.3%
Add:
Severance	0.01	0.01		0.02	0.03
Non-operating retirement costs	0.03	0.01		0.06	0.03
Special items:
Reduction in uncertain tax positions	(0.06)	-		(0.06)	-
Pension settlement charge	0.03	-		0.03	-
Early termination charge	-	-		0.01	-
Adjusted diluted earnings per share from continuing operations	$0.07	$0.13	-46.2%	$0.13	$0.21	-38.1%

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of operating profit before depreciation & amortization, severance, non-operating retirement costs and special items (or adjusted operating profit)

	Second Quarter			Six Months
	2014	2013	% Change	2014	2013	% Change
Operating profit	$16,497	$46,224	-64.3%	$38,556	$74,355	-48.1%
Add:
Depreciation & amortization	19,169	18,750		39,261	37,688
Severance	2,243	2,856		5,297	7,724
Non-operating retirement costs	8,302	2,837		17,179	8,041
Special items:
Early termination charge	-	-		2,550	-
Pension settlement charge	9,525	-		9,525	-
Adjusted operating profit	$55,736	$70,667	-21.1%	$112,368	$127,808	-12.1%

Reconciliation of operating costs before depreciation & amortization, severance and non-operating retirement costs (or adjusted operating costs)

	Second Quarter			Six Months
	2014	2013	% Change	2014	2013	% Change
Operating costs	$362,697	$344,733	5.2%	$728,496	$697,277	4.5%
Less:
Depreciation & amortization	19,169	18,750		39,261	37,688
Severance	2,243	2,856		5,297	7,724
Non-operating retirement costs	8,302	2,837		17,179	8,041
Adjusted operating costs	$332,983	$320,290	4.0%	$666,759	$643,824	3.6%

Components of non-operating retirement costs

	Second Quarter			Six Months
	2014	2013	% Change	2014	2013	% Change
Pension:
Interest cost	$23,823	$21,927		$47,810	$43,854
Expected return on plan assets	(28,460)	(31,063)		(56,920)	(62,125)
Amortization of actuarial loss	7,744	9,754		15,396	19,507
Non-operating pension costs	3,107	618	*	6,286	1,236	*
Other postretirement benefits:
Interest cost	1,010	1,009		2,020	2,018
Amortization of actuarial loss	1,184	1,022		2,368	2,044
Non-operating other postretirement benefits costs	2,194	2,031	8.0%	4,388	4,062	8.0%
Expenses associated with multiemployer pension plan withdrawal obligations	3,001	188		6,505	2,743
Total non-operating retirement costs(1)	$8,302	$2,837	*	$17,179	$8,041	*
(1)	In 2013, total non-operating retirement costs on a quarterly basis were as follows: $5.1 million in the third quarter and $7.4 million in the fourth quarter.

This press release can be downloaded from www.nytco.com

CONTACT:
The New York Times Company
For Media:
Abbe Serphos, 212-556-4425
serphos@nytimes.com
or
For Investors:
Andrea Passalacqua, 212-556-7354
andrea.passalacqua@nytimes.com